Exhibit 10.6
EXCLUSIVE OPTION AGREEMENT

This Exclusive Option Agreement (this “Option Agreement”) is entered into, as of January 16, 2006, in Quanzhou City, Fujian Province of The People’s Republic of China

BETWEEN

Quanzhou Dongxiang Chemical & Light Industrial Textile Company Limited （泉州市东翔化工轻纺有限公司）,with a registered address at No. 2-12 (E) Economic & Technology Development Zone, Quanzhou City, Fujian Province, the People’s Republic of China (“Party A”);

AND

Dongyuan Fu Rong Nonwoven PP Fabric Shop, Chen Dai County, Jinjiang City （晋江市陈埭镇东源富荣布店）, with a business address at No. 116, Qi Yi Zhong Road, Si Jing Community, Chen Dai County, Jinjian City, Fujian Province, The People’s Republic of China (“ Party B ”);

AND

The sole proprietor of Party B listed on the signature pages hereto (collectively, the “Party C ”).

(Party A, Party B and Party C are referred to collectively in this Option Agreement as the “Parties”.)

RECITALS

1.
Party A, a company incorporated under the law of The People’s Republic of China (“PRC”) and has the expertise in the business of providing advisory and services in production, sales and marketing of polypropylene filament and non-woven polypropylene fabric in China;

2.	Party B is a private-owned individual business registered in PRC, and is engaged in sales and marketing of non-woven polypropylene fabric in China (the “Business”);
3.
Party C refers collectively to the sole proprietor of Party B, and has the ownership of 100% equity interest and ownership right in Party B (each, an “Equity Interest” and collectively the “Equity Interests”)

4.
A series agreements, including the Business Operating Agreement, Consulting Services Agreement and the Equity Pledge Agreement (collectively the “Said Agreements”), have been entered into by and among the Parties on January 16, 2006;

5.	The Parties are entering into this Option Agreement in conjunction with the Said Agreements

NOW, THEREFORE, the Parties to this Option Agreement hereby agree as follows

1.	Purchase and Sale of Equity Interest

1.1.
Grant of Rights. Party C (hereafter collectively the “Transferor”) hereby irrevocably grants to Party A an exclusive option to purchase or cause any person designated by Party A (“Designated Persons”) to purchase, to the extent permitted under PRC Law, according to the steps determined by Party A, at the price specified in Section 1.3 of this Option Agreement, at any time from the Transferor a portion or all of the Equity Interests held by Transferor in Party B (the “Option”). No Option shall be granted to any third party other than Party A and/or its Designated Persons. Party B hereby agrees to the granting of the Option by Party C to Party A and/or its Designated Persons. The “person” set forth in this clause and this Option Agreement means an individual person, corporation, joint venture, partnership, enterprise, trust or a non-corporation organization.

1.2.
Exercise of Rights. According to the stipulations of PRC laws and regulations, Party A and/or its Designated Persons may exercise Option by issuing a written notice (the “Notice”) to the Transferor and specifying the equity interest purchased from Transferor (the “Purchased Equity Interest”) and the manner of purchase.

1.3.	Purchase Price. For Party A to exercise the Option, the purchase price of the Purchased Equity Interest (“Purchase Price”) shall be equal to the lowest price permissible under the applicable laws.

1.4.	Transfer of the Purchased Equity Interest. Upon each exercise of the Option rights under this Option Agreement:

1.4.1.
The Transferor shall ask Party C to convene a shareholders’ meeting. During the meeting, the resolutions shall be proposed, approving the transfer of the appropriate Equity Interest to Party A and/or its Designated Persons. Party C could approve such transfer by a written resolution;

1.4.2.
The Transferor shall, upon the terms and conditions of this Option Agreement and the Notice related to the Purchased Equity Interest, enter into Equity Interest purchase agreement in a form reasonably acceptable to Party A, with Party A and/or its Designated Persons (as applicable);

1.4.3.
The related parties shall execute all other requisite contracts, agreements or documents, obtain all requisite approval and consent of the government, conduct all necessary actions, without any Security Interest, transfer the valid ownership of the Purchased Equity Interest to Party A and/or its Designated Persons, and cause Party A and/or its Designated Persons to be the registered owner of the Purchased Equity Interest. In this clause and this Option Agreement, “Security Interest” means any mortgage, pledge, the right or interest of the third party, any purchase right of equity interest, right of acquisition, right of first refusal, right of set-off, ownership detainment or other security arrangements, however, it does not include any security interest created under the Equity Pledge Agreement.

1.5.
Payment. The payment of the Purchase Price shall be determined by the consultation of Party A and/or its Designated Persons with the Transferor according to the applicable PRC laws at the time of exercise of the Option.

2.	Promises Relating Equity Interest.

2.1.	Promises Related to Party B. Party B and Party C hereby promise:

2.1.1.
Without prior written consent by Party A, not, in any form, to supplement, change or renew the Articles of Association of Party B, to increase or decrease registered capital of the corporation, or to change the structure of the registered capital in any other forms;

2.1.2.
According to customary fiduciary standards applicable to managers with respect to corporations and their shareholders, to maintain the existence of the corporation, prudently and effectively operate the business;

2.1.3.
Without prior written consent by Party A, not, upon the execution of this Option Agreement, to sell, transfer, mortgage or dispose, in any other form, any asset, legitimate or beneficial interest of business or income of Party B, or encumber or approve any encumbrance or imposition of any security interest on Party A’s assets;

2.1.4.
Without prior written notice by Party A, not issue or provide any guarantee or permit the existence of any debt, other than (i) the debt arising from normal or daily business but not from borrowing; and (ii) the debt disclosed to Party A and obtained the written consent from Party A;

2.1.5.
To normally operate all business to maintain the asset value of Party B, without taking any action or failing to take any action that would result in a material adverse effect on the business or asset value of Party B;

2.1.6.
Without prior written consent by Party A, not to enter into any material agreement, other than agreements in the ordinary course of business (for purposes of this paragraph, if the amount of the agreement involves an amount that exceeds a hundred thousand Yuan Renminbi (RMB 100,000) the agreement shall be deemed material);

2.1.7.	Without prior written consent by Party A, not to provide loan or credit loan to any others;
2.1.8.	Upon the request of Party A, to provide all materials of operation and finance relevant to Party B;
2.1.9.
Purchases and holds the insurance from the insurance company accepted by Party A, the insurance amount and category shall be the same with those held by the companies in the same industry or field, operating the similar business and owning the similar properties and assets as Party B;

2.1.10.	Without prior written consent by Party A, not to merge or associate with any person, or acquire or invest in any person;
2.1.11.	To notify Party A of the occurrence or the potential occurrence of the litigation, arbitration or administrative procedure related to the assets, business and income of Party B;
2.1.12.
In order to keep the ownership of Party B to all its assets, to execute all requisite or appropriate documents, take all requisite or appropriate actions, and pursue all appropriate claims, or make requisite or appropriate pleas for all claims;

2.1.13.
Without prior written notice by Party A, not to assign equity interests to shareholders in any form; however, Party B shall distribute all or part of its distributable profits to its own shareholders upon request by Party A;

2.1.14.	According to the request of Party A, to appoint any person designated by Party A to be the director(s) or key management of Party B.

2.2.	Promises Related to Transferor. Party C hereby promise:

2.2.1.
Without prior written consent by Party A, not, upon the execution of this Option Agreement, to sell, transfer, mortgage or dispose in any other form any legitimate or beneficial interest of equity interest, or to approve any other security interest set on it, with the exception of the pledge set on the equity interest of the Transferor subject to Equity Pledge Agreement;

2.2.2.
Without the prior written notice by Party A, not to decide or support or execute any shareholder resolution at any shareholder meeting of Party B that approves any sale, transfer, mortgage or dispose of any legitimate or beneficial interest of equity interest, or allows any other security interest set on it, other than the pledge on the equity interests of Transferor pursuant to Equity Pledge Agreement;

2.2.3.
Without prior written notice by Party A, the Parties shall not agree or support or execute any shareholders resolution at any shareholder meeting of Party B that approves Party B’s merger or association with any person, acquisition of any person or investment in any person;

2.2.4.	To notify Party A the occurrence or the potential occurrence of the litigation, arbitration or administrative procedure related to the equity interest owned by them;
2.2.5.	To cause the Board of Directors, or other equivalent management body, of Party B to approve the transfer of the Purchased Equity Interest subject to this Option Agreement;
2.2.6.
In order to keep its ownership of the equity interest, to execute all requisite or appropriate documents, conduct all requisite or appropriate actions, and make all requisite or appropriate claims, or make requisite or appropriate defend against fall claims of compensation;

2.2.7.	Upon the request of Party A, to appoint any person designated by Party A to be the directors or key management of Party B;
2.2.8.
Upon the request of Party A at any time, to transfer its Equity Interest immediately to the representative designated by Party A unconditionally at any time and abandon its prior right of first refusal of such equity interest transferring to another available shareholder;

2.2.9.
To prudently comply with the provisions of this Option Agreement and other Said Agreements entered into collectively or respectively by the Transferor, Party B and Party A and perform all obligations under these Said Agreements, without taking any action or any nonfeasance that sufficiently affects the validity and enforceability of these Said Agreements.

3.
Representations and Warranties. As of the execution date of this Option Agreement and every transferring date, Party B and Party C hereby represent and warrant collectively and respectively to Party A as follows:

3.1.
It has the power and ability to enter into and deliver this Option Agreement, and for every single transfer of Purchased Equity Interest according to this Option Agreement, the corresponding equity interest transferring agreement (each a “Transferring Agreement”) of which it as a party, and to perform its obligations under this Option Agreement and any Transferring Agreement. Upon execution, this Option Agreement and the Transferring Agreements of which it as a party will constitute legal, valid and binding obligations and enforceable against it in accordance with the applicable terms;

3.2.
The execution, delivery of this Option Agreement and any Transferring Agreement and performance of the obligations under this Option Agreement and any Transferring Agreement will not: (i) cause to violate any relevant laws and regulations of PRC; (ii) constitute a conflict with its Articles of Association or other organizational documents; (iii) cause to breach any Agreement or instruments to which it is a party or having binding obligation on it, or constitute the breach under any Agreement or instruments to which it is a party or having binding obligation on it; (iv) cause to violate relevant authorization of any consent or approval to it and/or any continuing valid condition; or (v) cause any consent or approval authorized to it to be suspended, removed, or into which other requests be added;

3.3.	The shares of Party B are transferable, and Party B has not permitted or caused any security interest to be imposed upon the shares of Party B.

3.4.	Party B does not have any unpaid debt, other than (i) debt arising from its normal business; and (ii) debt disclosed to Party A and obtained by written consent of Party A;

3.5.	Party B has complied with all PRC laws and regulations applicable to the acquisition of assets and securities in connection with this Option Agreement.

3.6.
No litigation, arbitration or administrative procedure relevant to the Equity Interests and assets of Party B or Party B itself is in process or to be settled and the Parties have no knowledge of any pending or threatened claim.

3.7.	The Transferor bears the fair and salable ownership of its Equity Interest free of encumbrances of any kind, other than the security interest pursuant to the Equity Pledge Agreement.

4.	Assignment of Agreement

4.1.	Party B and Party C shall not transfer their rights and obligations under this Option Agreement to any third party without the prior written consent of the Party A.

4.2.
Party B and Party C hereby agrees that Party A shall be able to transfer all of its rights and obligation under this Option Agreement to any third party as its needs (natural person or legal entity) at any time, and such transfer shall only be subject to a written notice sent to Party B, Party C by Party A, and no any further consent from Party B and/or Party C will be required.

5.	Effective Date and Term

5.1.	This Agreement shall be effective as of the date first set forth above.

5.2.
The term of this Option Agreement is ten (10) years unless the early termination in accordance with this Option Agreement or other terms of the relevant agreements stipulated by the Parties. This Agreement may be extended according to the written consent of Party A before the expiration of this Option Agreement. The term of extension will be decided unanimously through mutual agreement of the Parties.

5.3.
At the end of the term of this Option Agreement (including any extension), or if earlier terminated pursuant to Section 5.2, the Parties agree that any transfer of rights and obligations pursuant to Section 4.2 shall continue in effect.

6.	Applicable Law and Dispute Resolution

6.1.	Applicable Law. The execution, validity, construing and performance of this Option Agreement and the resolution of disputes under this Option Agreement shall be governed by the laws of PRC.

6.2.
Dispute Resolution. The parties shall strive to settle any dispute arising from the interpretation or performance, or in connection with this Agreement through friendly consultation. In case no settlement can be reached through consultation within thirty (30) days, each party can submit such matter to Beijing branch of the China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration in accordance with its arbitration rules in force at the date of this Agreement including such addition to the CIETAC arbitration rules as are therein contained. Arbitration shall take place in Shenzhen of PRC and the arbitration proceedings shall be conducted in Chinese. There shall be only one (1) arbitrator. Any resulting arbitration award shall be final conclusive and binding upon the parties.

7.
Taxes and Expenses. Each Party shall, according to the PRC laws, bear any and all registering taxes, costs and expenses for equity transfer arising from the preparation and execution of this Option Agreement and all Transferring Agreements, and the completion of the transactions under this Option Agreement and all Transferring Agreements.

8.
Notices. Notices or other communications required to be given by any party pursuant to this Option Agreement shall be written in English and Chinese and delivered personally or sent by registered mail or postage prepaid mail or by a recognized courier service or by facsimile transmission to the address of relevant each party or both parties set forth above or other address of the party or of the other addressees specified by such party from time to time. The date when the notice is deemed to be duly served shall be determined as the follows: (a) a notice delivered personally is deemed duly served upon the delivery; (b) a notice sent by mail is deemed duly served the tenth (10th) day after the date when the air registered mail with postage prepaid has been sent out (as is shown on the postmark), or the fourth (4th) day after the delivery date to the internationally recognized courier service agency; and (c) a notice sent by facsimile transmission is deemed duly served upon the receipt time as is shown on the transmission confirmation of relevant documents.

9.
Confidentiality. The Parties acknowledge and confirm any oral or written materials exchanged by the Parties in connection with this Option Agreement are confidential. The Parties shall maintain the secrecy and confidentiality of all such materials. Without the written approval by the other Parties, any Party shall not disclose to any third party any relevant materials, but the following circumstances shall be excluded: (a) the materials that is known or may be known by the general public (but not include the materials disclosed by each party receiving the materials); (b) the materials required to be disclosed subject to the applicable laws or the rules or provisions of stock exchange; or (c) The materials disclosed by each Party to its legal or financial consultant relating the transaction of this Option Agreement, and this legal or financial consultant shall comply with the confidentiality set forth in this Section. The disclosure of the confidential materials by staff or employed institution of any Party shall be deemed as the disclosure of such materials by such Party, and such Party shall bear the liabilities for breaching the contract. This clause shall survive whatever this Option Agreement is invalid, amended, revoked, terminated or unable to implement by any reason.

10.
Further Warranties. The Parties agree to promptly execute documents reasonably required to perform the provisions and the aim of this Option Agreement or documents beneficial to it, and to take actions reasonably required to perform the provisions and the aim of this Option Agreement or actions beneficial to it.

11.	Miscellaneous.

11.1.	Amendment, Modification and Supplement. Any amendment and supplement to this Option Agreement shall only be effective is made by the Parties in writing.

11.2.
Entire Agreement. Notwithstanding the Article 5 of this Option Agreement, the Parties acknowledge that this Option Agreement constitutes the entire agreement of the Parties with respect to the subject matters therein and supercede and replace all prior or contemporaneous agreements and understandings, whether orally or in writing.

11.3.
Severability. If any provision of this Option Agreement is judged as invalid or non-enforceable according to relevant Laws, the provision shall be deemed invalid only within the applicable laws and regulations of the PRC, and the validity, legality and enforceability of the other provisions hereof shall not be affected or impaired in any way. The Parties shall, through fairly consultation, replace those invalid, illegal or non-enforceable provisions with valid provisions that may bring the similar economic effects with the effects caused by those invalid, illegal or non-enforceable provisions.

11.4.
Headings. The headings contained in this Option Agreement are for the convenience of reference only and shall not affect the interpretation, explanation or in any other way the meaning of the provisions of this Option Agreement.

11.5.	Language and Copies. This Agreement has been executed in English in three (3) duplicate originals; each Party holds one (1) original and each duplicate original shall have the same legal effect.

11.6.	Successor. This Agreement shall bind and benefit the successor of each Party and the transferee allowed by each Party.

11.7.
Survival. Any obligation taking place or at term hereof prior to the end or termination ahead of the end of this Option Agreement shall continue in force and effect notwithstanding the occurrence of the end or termination ahead of the end of the Agreement. Article 6, Article 8, Article 9 and Section 11.7 hereof shall continue in force and effect after the termination of this Option Agreement.

11.8.
Waiver. Any Party may waive the terms and conditions of this Option Agreement in writing with the signature of the Parties. Any waiver by a Party to the breach by other Parties within certain situation shall not be construed as a waiver to any similar breach by other Parties within other situations.

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SIGNATURE PAGE

IN WITNESS WHEREOF both parties hereto have caused this Option Agreement to be duly executed by their legal representatives and duly authorized representatives on their behalf as of the date first set forth above.

PARTY A:	Quanzhou Dongxiang Chemical & Light Industrial Textile Co., Ltd.

Legal/Authorized Representative:

/s/ Kei Wai Ting
Title: Director

PARTY B:	Dong Yuan Fu Rong Nonwoven PP Fabric Shop

Authorized Representative:

/s/ Xiu Qi Ding
Title: Proprietor

PARTY C:	/s/ Xiu Qi Ding
owns 100% shares of Dong Yuan Fu Rong Nonwoven PP Fabric Shop